Exhibit 4.17

[***] Certain information in this document has been excluded pursuant to

Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

MANUFACTURING AND SUPPLY AGREEMENT FOR REAGENT F

(“Agreement”)

between

Ascendis Pharma A/S

Tuborg Boulevard 12

2900 Hellerup

Denmark

(hereinafter referred to as “Ascendis”)

and

CARBOGEN AMCIS AG

Hauptstrasse 171

CH4416 Bubendorf

Switzerland

(hereinafter referred to as “Carbogen”)

(hereinafter individually referred to as “Party” and collectively as “the Parties”)

1.	INTRODUCTION	3
2.	DEFINITIONS	3
3.	SUBJECT MATTER OF THE AGREEMENT	6
4.	OBLIGATIONS OF THE PARTIES	6
5.	GOVERNANCE	7
6.	COMMUNICATIONS	8
7.	MATERIALS AND SUBCONTRACTING	8
8.	FORECAST AND PURCHASE ORDERS	9
9.	BATCH SIZE AND CAPACITY	10
10.	DELIVERY AND RELEASE	10
11.	PURCHASE PRICE AND PAYMENT TERMS	11
12.	REGULATORY COMPLIANCE AND SUPPORT	12
13.	NON-COMPLIANCE	12
14.	RECALL	13
15.	TERM AND TERMINATION	13
16.	CONFIDENTIALITY	15
17.	INTELLECTUAL PROPERTY RIGHTS	16
18.	INSURANCE AND LIABILITY	17
19.	COMPLIANCE	18
20.	REPRESENTATIONS AND WARRANTIES	19
21.	ASSIGNABILITY AND SUB-CONTRACTING	20
22.	FORCE MAJEURE	20
23.	ARBITRATION AND LAW	21
24.	MISCELLANEOUS	21

APPENDICES

1	List of applicable Intellectual Property Rights
2	Products
3	Purchase Price
4	Quality Agreement
5	Specifications
6	Batch sizes
7	Other Services

1. INTRODUCTION

WHEREAS:

(A)

Ascendis and Carbogen entered into a Master Services Agreement dated 15 February 2010 pursuant to which Ascendis and Carbogen agreed to collaborate on the development and manufacture of linker reagents;

(B)	The Parties have agreed to enter into a commercial supply partnership with the objective to ensure delivery of agreed quantities of Product of the specified quality at agreed times.

(C)

The Parties have agreed to enter into this Manufacturing and Supply Agreement for Reagent F to set forth the general terms and conditions on which the supply of different Products and additional services will be carried out.

2. DEFINITIONS

“Agreement” shall mean this Manufacturing and Supply Agreement.

“Appendix” shall mean any Appendix as amended, dated, signed and renumbered (e.g. Appendix 1.1, 2.1, 3.1… and so forth) from time to time.

“Approved Site(s)” shall mean the facilities and premises, as stated in the Quality Agreement, where manufacturing, analysis, packaging and control of the Products under this Agreement shall take place.

“Background Technology” shall mean the full range of Carbogen’s Intellectual Property Rights and factual knowledge in relation to [***] (i) existing on the Effective Date of this Agreement and/or (ii) licensed to, acquired or developed by Carbogen outside of this Agreement but during the term of this Agreement, which Carbogen is free to dispose of.

“Business Day(s)” shall mean any working day(s) (with the exclusion of Saturday and Sunday) on which banks are normally open in either Switzerland or Denmark, as may be applicable.

“Calendar Quarter” shall mean each three (3) successive calendar months starting on 1 January, 1 April, 1 July or 1 October, respectively.

“Calendar Year” shall mean 12 successive calendar months starting on 1 January.

“cGMP” shall mean Current Good Manufacturing Practice as defined in the EC Guidelines to Good Manufacturing Practise, Volume IV, Part 1: Medicinal Products for Human and Veterinary Use.

“Confidential Information” shall mean any proprietary information, samples, technical data, trade secrets or know-how, including, but not limited to, research and development plans, products, services, lists of collaborators and corporate partners, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed by either party (the “Discloser”) (either directly or indirectly in writing, orally or otherwise) to the other party (the “Recipient”).

“Delivery” or “Deliver” shall mean the transfer of Product at the point where risk and responsibility is transferred from Carbogen to Ascendis according to the agreed IncoTerms.

“Delivery Date” shall mean the date of Delivery of Product by Carbogen to Ascendis or its designee as agreed in a Purchase Order.

“Effective Date” shall mean the date on which this Agreement becomes effective in accordance with Article 15.1.

“EMA” shall mean the European Medicines Agency of the European Union.

“FCA” shall mean Free Carrier according to Incoterms 2020.

“FDA” shall mean the Food and Drug Administration of the United States Department of Health and Human Services.

“Final Release” shall mean the final release for delivery of Product by Ascendis or its designated representative.

“Health Authorities” or “HA” shall mean any national or international health authority including but not limited to those of the European Union, Japan, China and the United States.

“Intellectual Property Rights” or “IPR” shall mean without limitation, proprietary information, Know-how, patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, inventions, copyright, industrial designs etc.

“Intermediates” shall mean intermediates as listed in APPENDIX 2.

“Joint Steering Committee” or “JSC” shall have the meaning assigned to it in Article 5.1.

“Know-how” shall mean any and all present and future data concerning Ascendis, Product, and any derivatives hereof e.g., but not limited to production know-how, quality specifications, analytical data, data indicated in a DMF, patents, use-, packaging- and improvement data, which data are possessed, performed and/or developed by either Ascendis or Carbogen and/or exchanged under any secrecy agreement between the Parties or any other agreement entered into between the Parties during the negotiations prior to execution of this Agreement or during the currency of this Agreement, except for Background Technology.

“Materials” shall mean starting materials & packing materials as listed in the Quality Agreement.

“NMPA” shall mean the National Medical Products Association of the Peoples Republic of China.

“Other Services” shall mean work performed by Carbogen for Ascendis which does not relate directly to the synthesis, manufacture, analysis, quality control, labelling, packaging and Delivery of the Product. Other Services are listed in APPENDIX 7.

“PMDA” shall mean the Pharmaceuticals and Medical Devices Agency of Japan.

“PPQ” shall mean the Process Performance Qualification of the manufacturing process of the Product “Reagent F”, as defined in APPENDIX 2, at the Approved Site(s).

“Product” shall mean Products as stated in APPENDIX 2.

“Purchase Order” shall mean an order submitted by Ascendis according to Section 8.4 specifying Ascendis’ purchase order number, required quantities of Product and requested date of delivery.

“Purchase Price” shall mean the price agreed to be paid by Ascendis to Carbogen as set forth in APPENDIX 3.

“Quality Agreement” shall mean the agreement set out in APPENDIX 4 hereto.

“Release Documentation” shall be the documentation which Carbogen shall provide to Ascendis following Carbogen’s internal release of the Product. Such documentation shall at least contain a batch summary with certificates of conformance and list of deviations. Further details on the requirements for such documentation are specified in the Quality Agreement (APPENDIX 4).

“Service Fee” shall mean the fee for the Services performed in connection with a Purchase Order but excluding the cost of materials and 3rd party costs.

“Services” shall mean the manufacture and Delivery of Product as set out in this Agreement and the provision of Other Services as listed in APPENDIX 7.

“Shelf Life” shall mean the time span between the manufacturing date and the expiry date of a batch, as approved at any given time.

“Specifications” shall mean the specifications of Products, intermediates and key raw materials as listed in APPENDIX 5.

“Unused Service Fee” shall mean the difference between the Service Fee connected with a Purchase Order and the costs of already performed Services in connection with that Purchase Order.

3. SUBJECT MATTER OF THE AGREEMENT

3.1.	This Agreement covers the post-PPQ manufacture and supply by Carbogen of Product to Ascendis for commercial use worldwide as part of Ascendis’ TransCon PTH product.

3.2.

Carbogen hereby undertakes, upon Ascendis’ written request, to synthesize, manufacture, analyse, quality control, label, package and Deliver the Product to Ascendis, in accordance with the terms and conditions of this Agreement; and Ascendis will from time to time place Purchase Orders for Product according to forecasts as set forth in Article 6. Operations shall take place in compliance with the Quality Agreement and at the premises listed in the Quality Agreement.

3.3.

Carbogen also undertakes to provide Ascendis with Other Services as listed in APPENDIX 7 according to terms agreed on a case-by-case basis in one or more separate agreements to be included in APPENDIX 7.

4. OBLIGATIONS OF THE PARTIES

4.1.

Ascendis hereby undertakes to purchase the Product in the quantities ordered by Ascendis from time to time and on the terms and conditions agreed upon hereunder, and Carbogen hereby undertakes to supply such Product to Ascendis pursuant to the terms of this Agreement.

4.2.

Ascendis is neither bound to grant any kind of exclusivity to Carbogen under this Agreement nor to purchase certain quantities of Product from Carbogen except as a consequence of having forecasted certain quantities in accordance with the provisions of Section 8.1.

4.3.

In the performance of the Services, Carbogen shall, for all processes subject to cGMP, comply with all relevant FDA, EMA, NMPA and PMDA rules and regulations. Subject to mutual agreement on a country by country basis, Carbogen shall also comply with rules and regulations of other OECD member states, provided that [***].

4.4.

Carbogen and Ascendis shall discuss and liaise regarding the present status of the manufacturing and analysis of Product on a continuous basis. Upon Ascendis’ request Carbogen shall inform Ascendis of the present status and the results obtained.

4.5.

During and following the term of this Agreement, Carbogen shall make available any and all documentation regarding the Product which in Ascendis’ reasonable assertion is required for (i) issue of patents and/or patent applications; (ii) regulatory filings to any regulatory body to which Ascendis may apply for registration of Product in its final presentation.

4.6.

Carbogen shall, during the term of this Agreement grant up to [***] of Ascendis [***] access (during normal business hours and upon reasonable prior notice of at least [***]) to visit Carbogen’s premises for routine audits of facilities, equipment, procedures, records and personnel. Details will be defined in the Quality Agreement.

4.7.

Each party will provide reasonable assistance to the other, [***], if necessary to respond to audits, inspections, inquiries, or requests of any applicable regulatory authority. Carbogen shall advise Ascendis immediately if Carbogen receives notice of an impending Product-specific inspection or if an authorized agent of any applicable regulatory authority or other governmental agency performs Product-specific visit of any of Carbogen’s manufacturing facilities.

4.8.

On the request of Ascendis, and upon prior notice of at least [***] Carbogen shall allow up to [***] representatives from Ascendis collaboration partners such as licensees, distributors (possibly accompanied by Ascendis staff), to inspect the Approved Site(s) upon prior signed Secrecy Agreement of such collaboration partners. Such inspections will be strictly related to the manufacturing or analytical control of Products. If Products are implicated in regulatory inspection findings during audits initiated by authorities or other third parties, or if such findings are otherwise relevant for the manufacturing or analytical control of Products Carbogen shall notify Ascendis without delay.

4.9.	[***].

4.10.	Carbogen shall not implement any change in [***] without having obtained Ascendis’ prior written approval and the JSC shall mutually agree on distribution of costs for such changes.

4.11.

Other significant post-approval changes in the manufacturing process or the Specifications shall be mutually agreed by the JSC and the JSC shall mutually agree on the distribution of costs for such changes.

4.12.

The Parties agree to keep each other promptly informed of any action by, or notification or other information, which it receives (directly or indirectly) from any governmental or regulatory authority, which raises any concerns regarding the safety or efficacy of Product or any medicinal products containing Product.

5. GOVERNANCE

5.1.	The Parties shall form a JSC comprising of [***] members from each Party, including at least [***].

5.2.

The JSC shall aim to meet [***] and shall discuss and evaluate the mutual collaboration and shall in good faith attempt to resolve any disputes in connection with the Agreement. Each Party may call for an ad hoc teleconference as such Party deems necessary. As agreed between the Parties in each case, the meetings of the JSC may be carried out by teleconference, video conference or face-to-face, as the case may be, provided however that the Parties endeavour to meet face to face at least [***].

5.3.	[***].

5.4.	Written minutes of JSC meetings must be made alternately by each Party and must be circulated for comments no later than [***] after each meeting.

5.5.

As long as the Manufacturing and Supply Agreement executed on 26 October 2018 between Carbogen and Ascendis for Activated C13 Linker Solution (“C13”) is still in effect, the JSC for C13 and the JSC for this Product shall be one and the same; the members shall be adapted from time to time as applicable.

6. COMMUNICATIONS

6.1.

The Parties agree that electronic communications (email) are acceptable for exchanging forecasts, Purchase Orders, order confirmations, agendas, meeting minutes and other information of an operational nature. Legal notices shall be delivered physically by courier.

6.2.	The Parties agree to each appoint a primary Logistics contact person and a primary Quality Assurance contact person.

7. MATERIALS AND SUBCONTRACTING

7.1.

Carbogen shall – [***] – be responsible for sourcing Materials as required from reputable third party manufacturers. Carbogen shall notify Ascendis in writing once a manufacturer has been appointed and such manufacturer shall be an approved manufacturer of the relevant Material (as defined in the Quality Agreement). Carbogen shall provide Ascendis with all details and information concerning the third party manufacturer as may be required by Ascendis to comply with Applicable Law and Regulations. Once a manufacturer has been appointed as an approved manufacturer of a specific Material, Carbogen shall not appoint a replacement manufacturer or a second manufacturer of the same Material without Ascendis’ prior written consent, which consent shall not be unreasonably withheld or delayed. [***]. Loss of Materials due to expiry caused by lowered forecast or cancelled orders shall be at the risk of Ascendis.

7.2.

Any performance of the Services by a third party manufacturer shall be subject to Ascendis’ prior written approval. Approved third party manufacturers are defined in the Quality Agreement (APPENDIX 4).

8. FORECAST AND PURCHASE ORDERS

8.1.	Forecast:

Ascendis shall provide Carbogen with a written rolling forecast showing Ascendis’ expected requirements for the Product “Reagent F” ([***]) to be Delivered under this Agreement during the following [***]. The forecast for the [***] will be considered fully binding on the Parties, i.e. Ascendis commits to order and purchase the forecasted quantity and Carbogen commits to Deliver such. The forecast for the [***] shall be considered non-binding. The first such forecast shall be supplied upon [***]. The forecast shall be updated [***] no later [***]. Carbogen shall confirm the forecasts within [***] after receipt. Unless Carbogen expressly objects to a forecast within [***] after receipt, the forecast is deemed approved by Carbogen. Such approval entails Carbogen’s acknowledgement and commitment to have sufficient capacity to satisfy the requirements set forth in the forecast.

8.2.	[***] of Intermediates:

Based on the forecast for Reagent F, Carbogen shall [***] of [***] corresponding to the [***] of the rolling forecast and plan for the timely manufacture of this intermediate in due time. Carbogen shall in due time request for Ascendis to place Purchase Orders for required quantities of [***], such Purchase Orders to be issued by Ascendis within no more than [***] of having received the request. To be clear: this section only covers [***]; costs of unused materials are covered in chapter 15.4 c).

8.3.	Purchase Orders:

Ascendis shall from time to time place Purchase Orders with Carbogen on the terms agreed herein. A Purchase Order shall [***]. For Reagent F, Purchase Orders must be placed in due time for the quantity bound through the binding forecast. Ascendis may also place Purchase Orders for quantities beyond the binding forecast, and Carbogen shall use [***] to Deliver such additional quantities, but shall not be obliged to do so unless Carbogen confirms the full Purchase Order. Ascendis shall on each Purchase Order specify the requested date of Delivery, in accordance with the binding forecast, which shall be no earlier than [***] from submission of each Purchase Order. For Purchase Orders where [***], the [***] shall be [***]. Carbogen shall confirm such Purchase Orders in writing no later than [***] upon receipt of said Purchase Orders [***].

8.4.	Cancellation of Purchase Orders and binding forecast

In case Ascendis cancels Purchase Orders or the binding forecast it shall pay [***]% of all costs for raw materials consumed or purchased for such Purchase Orders, [***]% of the cost of already performed Services, and the following cancellation fees:

•	[***]% of the Unused Service Fee for cancellation ≥ [***] before commencement of manufacture of [***].

•	[***]% of the Unused Service Fee for cancellation <[***] and ≥[***] before commencement

•	[***]% of the Unused Service Fee for cancellation <[***] and ≥[***] before commencement

•	[***]% of the Unused Service Fee for cancellation <[***] before commencement

•	[***]% of the Unused Service Fee for cancellation after commencement.

9. BATCH SIZE AND CAPACITY

9.1.	The acceptable range and the manufacturing batch sizes for Reagent F and for Intermediates shall be reflected in APPENDIX 6.

9.2.

On the Effective Date, Carbogen guarantees ability to Deliver [***] Reagent F per year including necessary manufacture of Intermediate E (subject to agreed forecasting procedure and no force majeure events) using the [***]. Supply intended out of [***] site.

9.3.	The Parties agree to mutually discuss options to secure flexibility in the supply of Product and mitigate the risk of shortages in case Ascendis’ actual needs turn out lower or higher than forecasted.

10. DELIVERY AND RELEASE

10.1.

Carbogen shall Deliver Product ordered under Article 8 in the quantities agreed and under the common understanding by the Parties that it is of the essence to Ascendis that Carbogen observes Delivery Dates and that Product Delivered under this Agreement is of the agreed quality and Specifications.

10.2.

Carbogen bears the responsibility towards Ascendis that the required conditions for storage of the Product, as defined in the Quality Agreement, are fulfilled until Delivery thereof to Ascendis or its designee.

10.3.	Product shall be delivered to Ascendis or its designee [***] according to Incoterms 2010.

10.4.

Carbogen shall no later than [***] prior to the confirmed Delivery Date forward the Release Documentation for Ascendis to review. Following receipt of the Release Documentation, Final Release shall be performed by Ascendis’ Qualified Person within [***], such Final Release not to be unreasonably withheld or delayed. Delivery is subject to Final Release.

10.5.

Any delay in delivery of the Product and/or Release Documentation shall be notified to Ascendis no later than [***] after the delay has become apparent to Carbogen, including a description of the cause. Carbogen shall [***] solve the issues and shall confirm a new Delivery Date to Ascendis as soon as possible.

10.6.

If Ascendis finds that the Release Documentation does not comply with the Specifications or with any other requirement under this Agreement, Ascendis shall notify Carbogen in writing of Ascendis’ observations with respect to the non-compliance without undue delay after receipt of such documentation, provided that failure by Ascendis to do so shall not imply any loss of rights or remedy for Ascendis under this Agreement or at law.

10.7.

Carbogen will store and insure Product [***] for a period of [***] following the date of release. Beyond this time frame and upon Ascendis’ written request Carbogen shall store released Product for a period of up to [***] and [***].

11. PURCHASE PRICE AND PAYMENT TERMS

11.1.	Ascendis will pay to Carbogen the Purchase Price for Product and Other Services.

11.2.	The Purchase Price for Product is listed in APPENDIX 3. The Purchase Price for Other Services will be agreed in separate agreements as detailed in APPENDIX 7.

11.3.	Each [***], Carbogen may invoice Ascendis a fee of [***] if no Purchase Orders have been issued for delivery of at least [***] within the preceding [***].

11.4.	The agreed Purchase Price for Product is based on [***]. It is agreed that the Purchase Price shall be verified [***] and adjusted accordingly if [***].

11.5.

Carbogen’s price for the Services [***]. If Carbogen is obligated by law to charge any value added and/or similar tax to Ascendis, Carbogen shall ensure that if such value-added and/or similar tax is applicable, that it is invoiced to Ascendis in accordance with applicable rules so as to allow Ascendis to reclaim such value-added and/or similar tax from the appropriate government authority. Neither Party is responsible for taxes on the other Party’s income or the income of the other Party’s personnel or subcontractors. If Ascendis is required by government regulation to withhold taxes for which Supplier is responsible, Ascendis will deduct such withholding tax from payment to Supplier and provide to Supplier a valid tax receipt in Carbogen’s name. If Carbogen is exempt from such withholding taxes as a result of a tax treaty or other regime, Carbogen shall provide to Ascendis a valid tax treaty residency certificate or other tax exemption certificate at a minimum of [***] prior to payment being due.

11.6.	For the avoidance of doubt, the price for the Services [***].

11.7.	Carbogen shall invoice Ascendis for Reagent F deliveries [***] or [***], whichever event comes first. Invoicing for Other Services shall follow the agreements listed in APPENDIX 7.

11.8.

Payments by Ascendis will be made in [***] after receipt of invoice by Ascendis. All late payments will, without further notification, be charged with interest for late payment calculated on a daily basis from the due date until full payment at the rate of [***].

12. REGULATORY COMPLIANCE AND SUPPORT

12.1.

Carbogen is obligated to support global regulatory requirements and requests. Health Authority Requirements are in this context defined as direct legal requirements imposed on Ascendis where non-compliance results in loss of license to operate or financial penalties due to non-compliance in the respective region. Health Authority Requests are defined as enquires from Health Authorities with relation to regulatory submissions (including but not limited to marketing authorization applications, clinical trial applications, line extensions, variations and safety requests).

12.2.

Carbogen is obligated to deliver any information/data needed to support both Health Authority Requirements and Health Authority Requests. Data should be delivered to Ascendis according to respective Health Authority Controlled Terms as applicable and where possible in structured format (in a suitable file format).

12.3.	Carbogen must make available any information/documentation/data required to support regulatory requirements/requests no later than [***] following the first written enquiry from Ascendis.

12.4.	Ascendis shall [***] Carbogen for additional regulatory support. [***].

13. NON-COMPLIANCE

13.1.

If Ascendis finds that Product Delivered does not conform to the terms and conditions of this Agreement, including, without limitation, the Specifications and/or Quality Agreement and/or cGMP, Ascendis shall no later than [***] after delivery notify Carbogen hereof in writing with Ascendis’ observations with respect to the non-compliance. For latent defects not detectable by inspection on supply (as defined in the Quality Agreement), Ascendis shall notify Carbogen no later than [***] or shelf life (whichever is shorter) after Delivery in writing.

13.2.

Carbogen shall within [***] calculated from the day on which such written complaint has been received by Carbogen, inform Ascendis whether Carbogen agrees or not to the complaint filed. If such response is not given within the above-mentioned [***] it is understood that Carbogen agrees to said complaint.

13.3.

In the event of a dispute as to the acceptance of a batch of Product, the Parties agree to seek an amicable settlement by way of discussions between quality assurance representatives from either Party. If the dispute is not resolved amicably within [***] from Ascendis’ written notice mentioned in Article 13.1, the issue may be referred to [***].

13.4.

If the Parties agree or it is otherwise concluded that Product delivered does not conform with this Agreement and non-conformity is attributable to Carbogen’s proven failure, Carbogen shall on mutual agreement with Ascendis, [***]. If the defect was detected after shipment from Carbogen, Carbogen shall [***].

14. RECALL

14.1.	[***] shall [***] whether and under what circumstances to require the recall of batches of Product. [***]. In the event that a recall of a batch from sale is necessary [***].

15. TERM AND TERMINATION

15.1.

This Agreement will come into effect on the date of last signing hereof and will continue in effect until five (5) years following first commercial launch of Ascendis’ TransCon PTH pharmaceutical product (the “Initial Term”).

15.2.	This Agreement will continue in effect after the end of the Initial Term unless and until terminated by either Party according to the provisions for termination as stated in this section 15 and 22.4.

15.3.

Notwithstanding any termination of this Agreement, the rights and duties of the Parties with respect to any terms, which by their nature are intended to survive termination, shall survive and continue to be enforceable, including but not limited to Articles 2, 13, 14, 15, 16, 17, 18, 23.

15.4.	This Agreement may be terminated:

a)	By either Party upon written notice to take effect immediately in the event of:

(i)	An assignment by the other Party for the benefit of creditors;

(ii)	The admitted insolvency of the other Party;
(iii)

The institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party; or

(iv)	The taking of any action by the other Party under an act for relief from creditors;

b)

By either Party upon [***] written notice to the other Party in the event of a failure of such other Party to perform or observe a material obligation imposed by this Agreement, unless such failure is cured or the Parties have reached agreement on a plan to achieve a cure of such failure prior to the end of such [***] period.

c)

By Ascendis after the Initial Term with [***] written notice, provided, that Ascendis shall reimburse Carbogen for any unused Materials not already paid for under separate work orders, which Carbogen is unable to use for other purposes than the provision to Ascendis of Product.

d)	By Carbogen after the Initial Term with [***] written notice, provided Carbogen actively assists in a tech transfer to an alternate supplier at Carbogen’s cost capped at [***].

e)	By mutual agreement of the Parties.

15.5.

This Agreement may be terminated by Ascendis upon [***] notice in the event of a change of fifty percent (50%) or more of the direct or indirect ownership of Carbogen, if such ownership goes to a third party which is materially involved in the treatment of growth related disorders in humans. Carbogen shall provide prompt written notice to Ascendis of any such change.

15.6.

Termination of this Agreement, for any reason, shall not release either Party from any liability which at said time has already incurred to the other Party, nor affect in any way the survival of any rights, duties or obligations of either Party which are stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence shall affect, be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

15.7.

On the written request of Ascendis and at termination of this Agreement, Carbogen shall cease using any and all tangible Know-how, inventions and technical improvements supplied or developed hereunder and shall forward such Know-how, inventions and technical improvements, copy and original, to Ascendis together with Product manufactured. Carbogen is entitled to retain one (1) copy of such documents forwarded with respect to Know-how, inventions and technical improvements, raw materials and Product manufactured, in order for Carbogen to comply with the cGMP regulations, which may not be used for any other purpose. Document retention policy shall be governed by the Quality Agreement.

15.8.	Upon termination Carbogen shall keep the original batch documentation for Products manufactured and/or packed by Carbogen in accordance with the obligations laid down in APPENDIX 4.

15.9.

Upon termination Carbogen shall answer [***] regarding the Products manufactured and/or packed by Carbogen and [***] in relation to any [***] of the Products in accordance with the obligations laid down in APPENDIX 4.

15.10.	If the Agreement is terminated [***], [***] shall [***].

15.11.

Upon termination or expiry of this Agreement and upon the written request of Ascendis, Ascendis and Carbogen will enter into a tech transfer agreement (“TTA”), under which Carbogen provides [***] to obtain continued supply of Product from an alternate supplier. The costs and expenses of such tech transfer shall be agreed upon in such TTA and shall be borne [***].

16. CONFIDENTIALITY

16.1.

The Recipient will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than for the performance of this Agreement or disclose Confidential Information to any third party other than employees, affiliates, subcontractors or representatives who have a need to know in order to perform the Services. The Recipient agrees that Confidential Information shall remain the sole property of the Discloser. The Recipient further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, the Recipients’ obligation under this Clause 16 relating to Confidential Information shall not apply to information which:

a)	is known to the Recipient at the time of disclosure to the Recipient by the Discloser as evidenced by written records of the Recipient,

b)	has become publicly known and made generally available through no wrongful act of the Recipient,

c)	has been developed independently by or on behalf of the Recipient with no use of or reliance upon the Discloser’s Confidential Information,

d)	has been received by the Recipient without restriction on disclosure from a third party, or

e)

Recipient can establish that it is required by law, subpoena, judgement, order or other similar form of process to disclose to a government, other public authority or third party, provided that Recipient immediately upon learning of such obligation, and prior to disclosure, if lawfully possible, notifies Discloser of such disclosure obligation and reasonably cooperates with Discloser in limiting the scope of disclosure, if lawfully possible.

16.2.

Upon the termination of this Agreement (irrespective of the reason therefore), or upon the Discloser’s earlier request, the Recipient will deliver on request to the Discloser all of the Discloser’s Confidential Information, which is in the Recipient’s possession or control with the exception of such copies as provided under Clause15.7.

16.3.	The obligations of the Recipient under this Clause 16 shall remain in effect for a period of [***] after the termination or expiry of this Agreement.

17. INTELLECTUAL PROPERTY RIGHTS

17.1.

All data, information and other results arising from the performance of this Agreement by Carbogen, in any way related to the Product and developed by Carbogen alone or in concert with Ascendis and/or any third party hereunder shall [***] (including, but not limited to, inventions (patentable or not), copyright and Know-how). Any pertaining tangible material, whether original or copy, in writing, electronically generated, tape recorded or otherwise, shall be submitted to Ascendis [***] upon written request. [***] Carbogen is not entitled to use Product for any other purpose than for the performance of its services under this Agreement.

Notwithstanding above, [***]. This Agreement shall not grant or be construed as granting any rights by license or otherwise to [***].

Furthermore, [***] shall [***], and [***], subject to [***].

Other than as set out specifically above. This Agreement will not transfer any rights to intellectual property in any way.

17.2.	Intellectual Property Rights utilized by Carbogen for purposes of performing its obligations under this Agreement shall be listed in APPENDIX 1 as updated by Carbogen from time to time.

17.3.

The Purchase Price paid by Ascendis to Carbogen in accordance with this Agreement shall include payment for [***] all written, other tangible and all electronically generated material [***], including, but not limited to, copyright and designs. All such written or other material [***], and [***] shall be entitled to make all possible use of it, including, but not limited to, to publish, to transfer the incorporeal rights, to edit, and in every way to change the contents and design of the said written or electronic material [***].

17.4.

Ascendis shall be (i) at liberty not to make use of the said written material; (ii) entitled to make any use whatsoever of the said written material as deemed useful for any purpose by Ascendis; (iii) entitled to make changes and/or deletions of any kind in the said written material and/or to transfer and/or assign its rights to same. The Parties hereto confirm that remuneration based on commercial sale of the said written material, according principles for such sales and copyrights to software are not relevant for this agreement.

17.5.

Carbogen, solely for the term of this Agreement and solely for the purposes specified herein, hereby specifically declares on its own behalf and on behalf of any of its employees that it [***]. Furthermore, Carbogen hereby declares that it [***]. Carbogen declares in this connection on its own behalf and on behalf of any of its employees that it is willing to sign any additional document necessary to [***]. Carbogen shall use its best endeavours to have any third party [***].

17.6.

Intellectual Property Rights owned by Ascendis or licensed to Ascendis are necessary for Carbogen to perform its obligations hereunder and to obtain the benefit of its rights under this Agreement. Accordingly, Ascendis hereby grants to the extent necessary to Carbogen a [***] solely [***] and solely [***]. [***] the use of such Intellectual Property Rights [***].

18. INSURANCE AND LIABILITY

18.1.	[***] prove to have taken out, insurance in order to cover damages on Product while in the custody of [***].

18.2.

[***] prove to have taken out, a civil liability insurance in order to cover liabilities imposed on [***] under national legislation and/or EU directives/regulations (a) as a consequence of any and all obligations under this Agreement [***] and/or (b) as a consequence of negligent acts and/or omissions by [***], including, without limitation [***] or other treatment of Product.

18.3.

A Party (the “Indemnifying Party”) shall indemnify the other Party, its directors, officers and employees, for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any claim, action or proceeding to the extent proven in a court of competent jurisdiction to have arisen from the negligence or intentional misconduct of the Indemnifying Party or such breach by the Indemnifying Party of any of its obligations under this Agreement.

18.4.

The Indemnifying Party shall be entitled, at its option, to control the defense and settlement of any claim for which it is liable hereunder, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the party entitled to indemnification. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought or provided hereunder and shall provide prompt notice of any such claim or reasonably anticipated claim to the Indemnifying Party.

18.5.

Neither Party shall be liable for any indirect, consequential losses and damages, punitive damages, anticipated or lost profits, business interruption, incidental or special damages, loss of time, or other similar losses in connection with this Agreement whether arising under any legal theory of liability (including under any indemnification obligation) regardless of whether such Party knew or should have known of the possibility of such damages.

18.6.	In the event of [***], Carbogen’s liability towards Ascendis [***].

18.7.	In the event of [***], Carbogen’s liability towards Ascendis [***].

18.8.	In the event of [***] related to [***], Carbogen’s liability [***].

19. COMPLIANCE

19.1.

Carbogen undertakes to conduct its business in accordance with all applicable laws and regulations and the principles in the Ascendis Code of Business Conduct and Ethics as available online at https://ascendispharma.com/wp-content/uploads/Code-of-Business-Conduct-Ethics-US.pdf

19.2.

Carbogen acknowledges that Ascendis is committed to maintaining high standards of ethical conduct and will not tolerate the use of bribery or corruption to achieve its business objectives. Thus, Carbogen, including its affiliates, and their directors, employees, agents, representatives, contractors or sub-contractors, shall comply at all times with all applicable anti-bribery laws, rules and regulations (including but not limited to the UK Bribery Act and the United States Foreign Corrupt Practices Act (FCPA)). For the avoidance of doubt, this will include not offering or giving a financial or other advantage with the intention of influencing in connection with the performance of the duties to obtain or retain a business advantage for Ascendis.

19.3.

Carbogen shall (and shall procure that its affiliates shall) have in place adequate procedures designed to prevent any person working for or engaged by Carbogen and its affiliates or any other third Party in any way connected to this Agreement, from engaging in any activity, practice or conduct which would infringe any anti-bribery and anti-corruption laws, regulations and codes, including but not limited to the UK Bribery Act 2010 and the FCPA.

19.4.

Carbogen agrees that Ascendis shall be entitled to use the information obtained from Carbogen for its professional purposes, and that Ascendis is entitled to keep Carbogen’s name and address in its confidential files in accordance with applicable personal data legislation as further set out in Ascendis’ Data Privacy Policy which can be found online at https://ascendispharma.com/privacy/privacy-policy/.

20.	REPRESENTATIONS AND WARRANTIES

20.1.	Carbogen hereby represents and warrants the following:

a)	it has obtained (and will maintain throughout the existence of this Agreement) all necessary approvals, licenses or registrations necessary or desirable for the performance of the Services,

b)	it has the necessary experience to perform the Services,

c)	the personnel that Carbogen causes to be applied in the performance of the Agreement shall be appropriately qualified and experienced for the tasks that they are to perform,

d)

any machinery and equipment that Carbogen provides or causes to be applied in the performance of the Agreement shall be of an appropriate quality and, as required by normal practice shall be qualified and approved by the relevant body or organization,

e)	the Services are conducted in compliance with the laws as applicable at its domicile or by the relevant Purchase Order and relevant standards, such as but not limited to cGMP,

f)	the Services are conducted in compliance with relevant FDA, EMA, NMPA and PMDA rules and regulations,

g)	Carbogen is not debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or any foreign equivalents, and

h)

in the event that during the term of this Agreement Carbogen (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Carbogen agrees to immediately notify Ascendis and shall immediately cease all activities relating to this Agreement.

i)	Carbogen has no knowledge, as of the Effective Date, [***].

20.2.	Ascendis represents and warrants to Carbogen that

a)	Ascendis is the owner or licensee or otherwise has the right to use and provide to Carbogen all information provided to Carbogen relating to Product, and

b)

it has and shall maintain all federal, state and local licenses or registrations necessary for the storage, supply and sale of the Product to third parties (i) each such license or registration is valid and in full force and effect, (ii) there is no pending or to its knowledge threatened, suspension, revocation or cancellation of any such license or registration, and (iii) there is no basis for believing or reasonably expecting any such license or registration will not be renewable upon expiration.

21. ASSIGNABILITY AND SUB-CONTRACTING

21.1.

Except as stated otherwise in this Agreement neither Party shall be entitled to assign or sub-contract its rights and/or obligations hereunder in whole or in part to any third party, including any affiliated companies unless having obtained the other Party’s prior written approval, provided, however, that Ascendis is free to assign its rights and obligations, including (without limitation) to a third party acquiring, by purchase or license, rights to further develop or commercialize Ascendis’ TransCon PTH product, [***].

22. FORCE MAJEURE

22.1.	Neither Party shall be liable for non-performance of any provisions of this Agreement due to force majeure as defined below.

22.2.

Force majeure shall include strikes, lockouts, other industrial disturbances, rebellions, epidemics, landslides, earthquakes, fires, storms, floods, sinking, droughts, civil disturbances, explosions, act or decisions of duly constituted national government authorities or of courts of law, impossibility to obtain equipment, supplies, fuel or other required materials, unexpected toxicity findings of Product, beyond the control of the Party pleading force majeure preventing this Party from performing its rights and obligations and not to be overcome by due diligence of such Party and which could not reasonably have been foreseen at the time accepting the relevant order, provided neither Party shall have any obligation to settle a labour dispute in order to exercise due diligence.

22.3.

The Parties agree that if either of them find themselves wholly or partly unable to fulfil their respective obligations under this Agreement by reasons of force majeure, the Party pleading force majeure will as soon as possible notify the other Party of its inability to perform, giving a detailed explanation of the occurrence which excuses performance. Except from the payments of funds that are due and payable prior to any force majeure neither Party shall be required to make up for any performance that is prevented by force majeure.

22.4.

However, if the force majeure persists for a period of more than [***], and the Party pleading force majeure cannot present a remedial action plan acceptable to both Parties within the said [***], the non-failing Party shall be entitled to terminate this agreement with immediate written notice.

23. ARBITRATION AND LAW

23.1.

In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach, termination or invalidity thereof, the Parties shall try to settle the problem amicably between themselves. Should they fail to agree, the matter in dispute shall be settled by arbitration in accordance with the Arbitration Rules of [***]. The award rendered shall be final and binding and enforceable by any court having jurisdiction. The arbitration court shall consist of [***] and shall have its seat in [***]. The language of the proceedings shall be English. The Institute shall appoint [***] on request by a Party hereto.

23.2.	This Agreement shall be governed by and construed in accordance with [***] Law without regard to its conflict of law rules.

24. MISCELLANEOUS

24.1.

This Agreement and all Appendixes constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto, except any secrecy agreements made by the Parties, which shall survive the obligations undertaken hereunder. No variation or modification of the terms of this Agreement nor any change of any of the terms or provisions hereof shall be valid unless stated in an amendment to this Agreement. This notwithstanding, any Appendix associated with this Agreement shall be valid if signed by an Authorised Representative of each party.

24.2.	The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning of the interpretation of this Agreement.

24.3.

The provisions of this Agreement are separate and divisible and the invalidity or unenforceability of any part shall not affect the validity or enforceability of any remaining part or parts, all of which shall remain in full force and effect. However, the Parties agree to substitute any invalid or unenforceable provision by a valid and enforceable arrangement, which achieves to the greatest extent possible the financial balance and mutual understanding already established between the Parties.

24.4.

The Appendices to this Agreement shall form an integral part of the Agreement and shall be regarded as incorporated into the Agreement in every respect. In case of inconsistency between the terms and conditions of the said Appendices and this Agreement, the latter shall prevail to the extent of such inconsistency, except that in quality related matters, the Quality Agreement shall prevail.

24.5.

All communication between the Parties and all notices made hereunder shall be made in the English language unless public authorities may require any written communication to be made in any other language and if so the Party submitting to the other Party and/or suggesting such written communication shall upon request from the other Party provide a proper translation hereof into English (certified by an authorised translator should the receiving party so require).

24.6.

In the implementation of and performance under this Agreement, each Party shall comply with any and all relevant and applicable laws. Such compliance shall be the sole responsibility of such Party requiring no supervision, direction, responsibility or liability on behalf of the other Party.

24.7.	The Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of each Party hereto.

Remainder of page intentionally left blank.

In witness thereof, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised representatives.

Hellerup, 27-May-2021	Bubendorf, 27-May-2021

Ascendis Pharma A/S	CARBOGEN AMCIS AG

/s/ Michael Wolff Jensen	/s/ Dr. S. Quintes
Signature	Signature

Chief Legal Officer	Senior Head of Commercial Products
Title	Title

CARBOGEN AMCIS AG

/s/ S. Fritschi
/s/ Jan Møller Mikkelsen	Signature

Vice President Operations
Title

APPENDIX 1

List of applicable Intellectual Property Rights

[***]

APPENDIX 2

Product

[***]

APPENDIX 3

Purchase Price

[***]

APPENDIX 4

Quality Agreement

[***]

APPENDIX 5

Specifications

[***]

APPENDIX 6

Batch Sizes

[***]

APPENDIX 7

Other Services

[***]